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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 0-7276

                       The Goodheart-Willcox Company, Inc.
             (Exact name of registrant as specified in its charter)

                             18604 West Creek Drive
                        Tinley Park, Illinois 60477-6243
                                 (708) 687-5000
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                          Common Stock, $1.00 par value
            (Title of each class of securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
                   which a duty to file reports under section
                             13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
            appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)     [ ]
           Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)      [ ]
           Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)     [ ]
           Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6               [ ]
           Rule 12h-3(b)(1)(i)     [X]

                Approximate number of holders of record as of the
                        certification or notice date: 127


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         Pursuant to the requirements of the Securities Exchange Act of 1934,
The Goodheart-Willcox Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 20, 1999                  By:  /s/ John F. Flanagan
                                            ---------------------------------
                                            Name:  John F. Flanagan
                                            Title: Chairman, President and Chief
                                                   Executive Officer